CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,500,000	290.50

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

September 2015 Pricing Supplement Registration Statement No. 333-202524 Dated September 21, 2015 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$2,500,000 PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the price of the underlying shares has depreciated, the investor will lose 1% for every 1% decline in the underlying shares from the pricing date to the valuation date. The PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares. Investors may lose up to 100% of the stated principal amount of the PLUS. All payments on the PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date:		March 24, 2016, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:		Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “index fund”) (Bloomberg symbol: “XOP”)
Aggregate principal amount:		$2,500,000
Payment at maturity:

•   If the final share price is greater than the initial share price:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final share price is less than or equal to the initial share price

$10 x the share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will result in a loss of up to 100% of your investment. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		300%
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		$35.24, which was the official closing price of the underlying shares on the pricing date
Final share price:		The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:		The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “XOP UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date:		March 21, 2016, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$12.00 per PLUS (120% of the stated principal amount).
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS
Pricing date:		September 21, 2015
Original issue date:		September 24, 2015 (3 business days after the pricing date)
Estimated initial value:		The estimated initial value of the PLUS is less than the price you pay to purchase the PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your PLUS in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the PLUS in the secondary market, if any.”
CUSIP:		40434K784
ISIN:		US40434K7845
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.125(1)	$9.825
$0.050(2)
Total	$2,500,000	$31,250	$2,456,250
$12,500
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.175 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each PLUS.

The estimated initial value of the PLUS on the pricing date is $9.725 per PLUS, which is less than the price to public. The market value of the PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this pricing supplement, and page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the PLUS, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity

▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Index fund:	The SPDR® S&P® Oil & Gas Exploration & Production ETF. (Please see the section “Information the Underlying Shares” for additional information about the index fund.)
Underlying index:	The S&P Oil & Gas Exploration & Production Select Industry Index
Maturity:	Approximately fifteen months
Leverage factor:	300%
Maximum payment at maturity:	$12.00 per PLUS (120% of the stated principal amount)
Minimum payment at maturity:	None. You may lose your entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

The PLUS offer 300% leveraged upside on the positive performance of the underlying shares, subject to the maximum payment at maturity of $12.00 per PLUS (120% of the stated principal amount). However, if the price of the underlying shares has decreased as of the valuation date, investors will lose 1% for every 1% that the price has decreased. Investors may lose up to 100% of the stated principal amount of the PLUS.

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying shares. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario	The price of the underlying shares increases and, at maturity for each PLUS, we will pay the stated principal amount of $10 plus 300% of the share percent increase, subject to the maximum payment at maturity of $12.00 per PLUS (120% of the stated principal amount).
Par Scenario	The price of the underlying shares does not change and, at maturity for each PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines and, at maturity for each PLUS, we will pay less than the stated principal amount by an amount that is proportionate to the decline.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$12.00 per PLUS (120% of the stated principal amount).

PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, investors would receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity of $12.00 per PLUS. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final share price of 106.67% of the initial share price.

▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 9% return, or $10.90 per PLUS.
▪	For example, if the price of the underlying shares appreciates 30%, investors would receive only the maximum payment at maturity of $12.00 per PLUS, or 120% of the stated principal amount.

▪	Par Scenario: If the final share price is equal to the initial share price, investors would receive the stated principal amount of $10 per PLUS.
▪	Downside Scenario: If the final share price is less than the initial share price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.

▪	For example, if the price of the underlying shares depreciates 30%, investors would lose 30% of their principal and receive only $7 per PLUS at maturity, or 70% of the stated principal amount.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement. Investing in the PLUS is not equivalent to investing directly in the underlying shares or in any of the stocks held by the index fund. You should understand the risks of investing in the PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to index funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	PLUS do not pay interest and may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the price of the underlying shares, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.00 per PLUS (120% of the stated principal amount). Although the leverage factor provides 300% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 120% of the stated principal amount for the PLUS (based on the maximum payment at maturity of $12.00), any increase in the final share price over the initial share price by more than 6.67% of the initial share price will not further increase the return on the PLUS.

▪	Credit risk of HSBC USA Inc. The PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the PLUS in the secondary market, including: the trading price, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Shares” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	Investing in the PLUS is not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the underlying shares. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the PLUS. The S&P Oil & Gas Exploration & Production Select Industry Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, SSgA Funds Management, Inc. (“SSFM,” or the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or

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Principal at Risk Securities

suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the PLUS.

▪	The estimated initial value of the PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the PLUS in the secondary market, if any. The estimated initial value of the PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the PLUS. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the PLUS to be more favorable to you. We determined the value of the embedded derivatives in the PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your PLUS in the secondary market (if any exists) at any time.

▪	The price of your PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your PLUS in the secondary market, if any, the price you would receive for your PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the PLUS to maturity. Any sale of the PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	An investment in the PLUS is subject to risks associated with the oil and gas exploration and production sector. All of the stocks held by the index fund are issued by companies in the oil and gas exploration and production sector. As a result, the stocks that will determine the performance of the underlying shares are

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Principal at Risk Securities

concentrated in one sector. Although an investment in the PLUS will not give holders any ownership or other direct interests in the stocks held by the index fund, the return on the PLUS will be subject to certain risks associated with a direct equity investment in companies in the oil and gas exploration and production sector.

In addition, the stocks of companies in the oil and gas sector are subject to swift price fluctuations. The issuers of the stocks held by the index fund develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to oil and gas production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the prices of the stocks held by the index fund, the market price of the underlying shares, and the value of the PLUS.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the PLUS. As calculation agent, HSBC or one of its affiliates determined the initial share price and will determine the final share price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares, may adversely affect the payout to you at maturity, if any. Although the calculation agent has made all determinations and will take all action in relation to the PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your PLUS. The calculation agent is under no obligation to consider your interests as a holder of the PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates has carried out and will continue to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the index fund or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the PLUS. Such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the Underlying Shares

The SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP”) is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). The XOP trades on the NYSE Arca under the ticker symbol “XOP.” The inception date of the SPDR® S&P Oil & Gas Exploration and Production ETF is June 19, 2006. Prior to January 8, 2007, the XOP was known as the SPDR® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 1064642 through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the XOP may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The XOP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry® Index. The underlying index represents the oil and gas exploration and production sub-industry portion of the S&P Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XOP is composed of companies that are in the oil and gas sector exploration and production. As of June 30, 2015, there were 75 oil and gas exploration and production sector companies included in the XOP. As of June 30, 2015, no single company represented more than 2.03% of the XOP’s holdings.

The XOP utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XOP typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. XOP will normally invest at least 80% of its total assets in common stocks that comprise the underlying index.

The information above was compiled from the SPDR® website. We have not independently investigated the accuracy of that information. Information contained in the SPDR® website is not incorporated by reference in, and should not be considered a part of, this document.

The Underlying Index

We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, SSFM.

The underlying index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, and the NASDAQ Capital Market. Each of the component stocks in the underlying index is a constituent company within the oil and gas exploration and production sub-industry portion of the S&P TMI.

To be eligible for inclusion in the underlying index, companies must be in the S&P TMI, must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

1. float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

2. float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.

Eligibility factors include:

Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90%

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to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

Turnover: S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

Information as of market close on September 21, 2015:

Bloomberg Ticker Symbol:	XOP

Current Share Closing Price:	$35.24	52 Week High (on 9/29/2014):	$71.11

52 Weeks Ago:	$72.30	52 Week Low (on 8/25/2015):	$32.83

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from January 2, 2008 through September 21, 2015. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Closing Prices January 2, 2008 to September 21, 2015

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PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through September 21, 2015. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$55.97	$42.35	$53.73
4/1/2008	6/30/2008	$71.61	$53.24	$70.15
7/1/2008	9/30/2008	$73.04	$40.88	$44.83
10/1/2008	12/31/2008	$44.27	$22.89	$29.64
1/1/2009	3/31/2009	$34.62	$23.02	$26.60
4/1/2009	6/30/2009	$38.88	$26.22	$31.72
7/1/2009	9/30/2009	$40.22	$27.91	$38.62
10/1/2009	12/31/2009	$44.17	$36.18	$41.21
1/1/2010	3/31/2010	$44.62	$38.16	$42.13
4/1/2010	6/30/2010	$45.94	$37.02	$38.99
7/1/2010	9/30/2010	$42.96	$37.44	$42.26
10/1/2010	12/31/2010	$53.07	$41.94	$52.69
1/1/2011	3/31/2011	$65.04	$52.25	$64.50
4/1/2011	6/30/2011	$65.76	$53.97	$58.78
7/1/2011	9/30/2011	$65.58	$42.80	$42.80
10/1/2011	12/31/2011	$57.67	$37.68	$52.69
1/1/2012	3/31/2012	$61.81	$52.25	$56.91
4/1/2012	6/30/2012	$58.29	$44.24	$50.40
7/1/2012	9/30/2012	$59.79	$47.94	$55.69
10/1/2012	12/31/2012	$57.47	$50.05	$54.07
1/1/2013	3/31/2013	$62.66	$54.38	$60.49
4/1/2013	6/30/2013	$63.30	$54.05	$58.18
7/1/2013	9/30/2013	$66.80	$58.29	$65.89
10/1/2013	12/31/2013	$73.74	$64.27	$68.53
1/1/2014	3/31/2014	$72.35	$63.68	$71.83
4/1/2014	6/30/2014	$84.04	$70.72	$82.28
7/1/2014	9/30/2014	$82.67	$68.26	$68.83
10/1/2014	12/31/2014	$69.68	$42.04	$47.86
1/1/2015	3/31/2015	$54.20	$41.63	$51.66
4/1/2015	6/30/2015	$56.18	$46.21	$46.66
7/1/2015	9/21/2015*	$47.04	$32.79	$35.24

* This document includes information for the third calendar quarter of 2015 for the period from July 1, 2015 through September 21, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

September 2015	Page 9

PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	40434K784
ISIN:	US40434K7845
Minimum ticketing size:	$1,000 / 100 PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each PLUS, and therefore significant aspects of the tax treatment of each PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each PLUS. Under one approach, each PLUS could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each PLUS consistent with this approach. Pursuant to the terms of each PLUS, you agree to treat each PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each PLUS as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach, we do not intend to report any income or gain with respect to each PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as short-term capital gain or loss.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a PLUS is required to accrue income in respect of the PLUS prior to the receipt of payments under the PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the PLUS could be subject to U.S. withholding tax in respect of a PLUS. It is unclear whether any regulations or other guidance would apply to the PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the PLUS.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is included in the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund or one or more of the entities whose stock is included in the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the index fund and the entities whose stock is included in the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is included in the index fund is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the prospectus supplement), if any, will not apply to a PLUS issued before January 1, 2016. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the prospectus supplement) on payments of gross proceeds from a sale or redemption of the PLUS will only apply to payments made after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

September 2015	Page 10

PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the PLUS and will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the PLUS linked to the underlying shares. The purchaser of a PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of PLUS relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any component security included in the underlying shares or as to the suitability of an investment in the PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the PLUS	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the

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PLUS Based on the Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 24, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

September 2015	Page 12